Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
UNIT CORPORATION

UNIT CORPORATION, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the first sentence of ARTICLE FOUR thereof and inserting the following in lieu thereof:

“The aggregate number of shares of all classes of stock which the corporation shall have the authority to issue is 180,000,000, 175,000,000 of which shall be Common Stock of the par value of $.20 per share (hereinafter called “Common Stock”) and 5,000,000 of which shall be Preferred Stock of the par value of $1.00 per share (hereinafter called “Preferred Stock”).”

2. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer this 4th day of May, 2006.

UNIT CORPORATION

By: /s/ Mark E. Schell
Name: Mark E. Schell
Title: Senior Vice President